EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2007, relating to the financial statements and financial statement schedule of Dot Hill Systems Corp. (which report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-based Payment,” effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2006 and incorporated by reference in Registration Statement No. 333-134874 on Form S-8.

/s/ Deloitte & Touche LLP

San Diego, California
August 7, 2007